Exhibit 10.22

Master Operating Lease

Agreement

Datec (PNG) Limited

Bank of South Pacific Limited

4th Floor Mogoru Moto Building (PO Box 850) Port Moresby Telephone: (675) 309 2000 Fax: (675) 309 2099	20 November 2004 Ref: JLH:TJL: 02-1361 3306

© Blake Dawson Waldron 2004

CONTENTS

1.	INTERPRETATION		1

	1.1	Definitions	1
	1.2	Rules for interpreting this Master Operating Lease Agreement and an Operating Lease Agreement	9
	1.3	Business Days	10
	1.4	Multiple parties	10

2.	AMENDMENT AND RESTATEMENT		10

	2.1	Amendment and Restatement	10
	2.2	Entire Agreement	10

3.	LEASE AGREEMENT AND TERM		11

	3.1	Master Operating Lease Agreement	11
	3.2	Operating Lease Agreement	11
	3.3	Separate agreements	11
	3.4	Term	11

4.	DELIVERY, INSTALLATION AND ACCEPTANCE		11

	4.1	Delivery and installation	11
	4.2	Acceptance Certificate	12
	4.3	Delivery Location	12

5.	ACKNOWLEDGMENTS AND UNDERTAKINGS RELATING TO GOODS		12

	5.1	Title	12
	5.2	No fixtures	12
	5.3	Name plates	13
	5.4	Signage and promotion	13
	5.5	Replacement parts	13
	5.6	Possession and location of Goods	13
	5.7	Notification of seizure or claim	13
	5 8	No Encumbrance or disposal	13
	5.9	Contents of Goods	14
	5.10	General	14

6.	USE OF GOODS		14

	6.1	Lessee’s use of Goods	14
	6.2	Customer and public use of Goods	14
	6.3	Compliance with laws	15
	6.4	Quiet enjoyment	15

7.	MAINTENANCE AND CARE OF GOODS		15

	7.1	Lessor’s obligation to service and maintain Goods	15

	7.2	Maintenance of Technical Records	15
	7.3	Lessee’s obligations	15
	7.4	No pledging of credit	16

8.	ACCESS TO GOODS		16

	8.1	Scheduled access	16
	8.2	Maintenance and servicing access	16
	8.3	Security and related requirements and protocols	16
	8.4	Lessee to obtain consents	16

9.	LOSS OR DAMAGE TO GOODS		17

	9.1	Lessee bears risk of loss	17
	9.2	Notification of loss	17
	9.3	Insurance Payments	17
	9.4	Payment of Casualty Value	17
	9.5	Refunds	18

10.	RENT INSTALMENTS AND OTHER AMOUNTS		19

	10.1	Rent Instalments	19
	10.2	Rent Periods	19
	10.3	No security deposit	19
	10.4	Maintenance payments	19
	10.5	Net Lease	19
	10.6	Lease Rate Review	19

11.	MANNER AND APPLICATION OF PAYMENTS		22

	11.1	Manner of payment	22
	11.2	Deductions or withholdings	22
	11.3	Currency of payments	22
	11.4	Application of payments	22

12.	REPRESENTATIONS AND WARRANTIES		23

	12.1	Representations and warranties	23
	12.2	Repetition of representations and warranties	24
	12.3	Reliance on representations and warranties	24

13.	UNDERTAKINGS		24

	13.1	General undertakings	24
	13.2	Reports and information	25

14.	INSURANCE		25

	14.1	Lessee must maintain insurance	25
	14.2	Insurance Policies	26
	14.3	Evidence of Insurance Coverage	26
	14.4	Further Insurance Undertakings	26

ii.

	14.5	Notification	26
	14.6	Lessor’s rights to settle claims	27

15.	DEFAULT		27

	15.1	Events of Default	27
	15.2	Consequences of Event of Default	28
	15.3	Lessor Events of Default	29
	15.4	Consequences of Lessor Event of Default	29

16.	RETURN OF GOODS		30

	16.1	Redelivery of Goods	30
	16.2	Redelivery of records	30
	16.3	Lessee’s failure to return Goods	30
	16.4	Lessor dealing with Goods	31

17.	CHANGE OF LAW		31

	17.1	Notice of change of law	31
	17.2	Early termination after change of law	31

18.	VOLUNTARY EARLY TERMINATION		32

19.	INDEMNITIES AND TAXES		32

	19.1	Lessee Indemnity	32
	19.2	Exceptions	33
	19.3	Lessor Indemnity	34
	19.4	Lessor Indemnity	34
	19.5	Goods and Services Tax	34
	19.6	Stamp Duty	35

20.	DEFAULT INTEREST		35

	20.1	Default interest	35
	20.2	Interest after judgment	35
	20.3	Accrual and calculation of interest	35

21.	LEGAL WARRANTIES AND LIMITATIONS		35

22.	CONFIDENTIALITY		36

23.	NOTICES		37

	23.1	How to give a notice	37
	23.2	When a notice is given	37
	23.3	Address for notices	38

24.	AMENDMENT AND ASSIGNMENT		38

iii.

	24.1	Amendment	38
	24.2	Assignment	38

25.	GENERAL		38

	25.1	Governing law	38
	25.2	Liability for expenses	38
	25.3	Giving effect to this Master Operating Lease Agreement	39
	25.4	Waiver of rights	39
	25.5	Operation of the Transaction Documents	39
	25.6	Operation of indemnities	40
	25.7	Consents	40
	25.8	Statements by the Lessor	40
	25.9	Set-off	40
	25.10	No merger	40
	25.11	Exclusion of contrary legislation	40
	25.12	Inconsistency with other documents	41
	25.13	No advice	41
	25.14	Consideration	41
	25.15	Counterparts	41
	25.16	Attorneys	41

Schedules

1	FORM OF SCHEDULE		42

2	FORM OF ACCEPTANCE CERTIFICATE		46

3	EXISTING GOODS		47

iv.

MASTER OPERATING LEASE AGREEMENT

DATE 20 November 2004	[SEAL GOES HERE]

PARTIES

Datec (PNG) Limited (Lessor)

Bank of South Pacific Limited (Lessee)

RECITALS

A.	On 1 January 2004, the Lessor and the Lessee agreed the master terms and conditions that were to apply to each operating lease agreement to be entered into between the Lessor and the Lessee in relation to certain equipment, machines and other goods (Original Master Operating Lease Agreement). The Original Master Operating Lease Agreement was not evidenced in writing at that time.

B.	On 1 January 2004, the Lessee sold and transferred legal and beneficial title in and to certain of the Existing Goods to the Lessor.

C.	On or after 1 January 2004, the Lessor and the Lessee entered into 10 operating lease agreements, each in relation to certain of the Existing Goods (each an Original Operating Lease Agreement and collectively the Original Operating Lease Agreements. The Original Operating Lease Agreements, which incorporated the master terms and conditions of the Original Master Operating Lease Agreement, were not evidenced in writing at that time.

D.	The parties now wish to evidence in writing and to restate:

(1)	in this Master Operating Lease Agreement, the Original Master Operating Lease Agreement (including the terms and conditions applicable to each operating lease agreement to be entered into between the Lessor and the Lessee in relation to certain equipment, machines and other goods on or after the date of this Master Operating Lease Agreement) as the Original Master Operating Lease Agreement has been amended and supplemented by the Lessor and the Lessee on the date of this Master Operating Lease Agreement; and

(2)	in this Master Operating Lease Agreement and each applicable Schedule, the terms and conditions applicable to each of the Original Operating Lease Agreements, as such Original Operating Lease Agreements have been amended and supplemented by the Lessor and the Lessee on the date of this Master Operating Lease Agreement and the applicable Schedules.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this Master Operating Lease Agreement (including in the Recitals).

Acceptance Certificate means, in respect of an Operating Lease Agreement, a certificate in or substantially in the form set out in schedule 2.

Anniversary Date means, in respect of an Operating Lease Agreement, each date (or, if such date is not a Business Day, the Business Day immediately prior to such date) which occurs on an anniversary of the Commencement Date corresponding to the Operating Lease Agreement.

ATM Sale Agreement means the agreement of that title dated 1 January 2004 entered into between the Lessor and the Lessee (as evidenced in writing, amended and supplemented on or about the date of this Master Operating Lease Agreement).

Authorisation means:

(a)	an authorisation, consent, declaration, exemption, notarisation or waiver, however it is described; and

(b)	in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken,

including any renewal or amendment.

Authorised Representative means, in respect of a party, any person notified by the party to the other party in writing (in a manner that satisfies the other party of proper appointment and which includes a specimen signature of the person) as the party’s authorised representative or as one of its authorised representatives (as the case may be).

Business Day means:

(a)	for determining when a notice, consent or other communication is given, a day that is not a Saturday, Sunday or public holiday in the place to which the notice, consent or other communication is sent; and

(b)	for any other purpose, a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Port Moresby.

Business Hours means, on any Business Day, the time period between 10.00am and 4.00pm (Port Moresby time).

Casualty Event means, in respect of any Goods, the occurrence of one or more of the events or circumstances referred to in clause 9.2 in relation to those Goods.

Casualty Event Notice Date has the meaning given to it in clause 9.2.

Casualty Event Payment Date means, in respect of Casualty Goods, the date which is the first to occur of:

(a)	120 calendar days subsequent to the Casualty Event Notice Date; and

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(b)	3 Business Days subsequent to the Lessee or the Lessor, as the case may be, receiving a complete and final payout from insurers in respect of the Casualty Event; and

(c)	such other date as the Lessor and the Lessee may agree.

Casualty Goods has the meaning given to it in clause 9.2.

Casualty Value means, for any Casualty Goods on a day, the sum of:

(a)	the Termination Value for those Casualty Goods on that day; and

(b)	the net present value as at that day of the Residual Value for those Casualty Goods calculated by discounting the Residual Value for those Casualty Goods at the Lease Rate.

Change of Law Notice has the meaning given to it in clause 17.1.

Change of Law Date has the meaning given to it in clause 17.2.

Commencement Date means:

(a)	in respect of an Operating Lease Agreement in respect of Goods which are not Existing Goods, the date the Lessee executes and delivers an Acceptance Certificate to the Lessor in accordance with clause 4.2; and

(b)	in respect of an Operating Lease Agreement in respect of Goods which are Existing Goods, the date referred to in schedule 3.

Companies Act means the Companies Act 1997.

Default Interest Period means, for an unpaid amount, a period of 30 days (or any other period the party to whom the amount is owed selects) beginning on the day on which the amount falls due, or the last day of another Default Interest Period for that amount.

Default Rate means, for any Default Interest Period, the interest rate described as such in the Schedule.

Default Termination Date has the meaning given to it in clause 15.2(a).

Delivery Location means, in respect of an Operating Lease Agreement, the location specified as such in the Schedule.

Encumbrance means a mortgage, charge, pledge, lien, hypothecation or title retention arrangement, a right of set-off or right to withhold payment of a deposit or other money, a notice under section 356 of the Income Tax Act 1959 or any similar legislation, or an easement, restrictive covenant, caveat or similar restriction over property, or an agreement to create any of them or to allow any of them to exist.

Event of Default means an event or circumstance described in clause 15.1.

3.

Excluded Tax means a Tax on net income in any jurisdiction, other than:

(a)	a Tax that is calculated on or by reference to the gross amount of any payment derived by a party under a Transaction Document or the transactions that a Transaction Document contemplates; or

(b)	a Tax that is imposed because a party is regarded as being subject to tax in a jurisdiction solely because it is a party to a Transaction Document or because it is participating in the transactions that a Transaction Document contemplates.

Existing Goods means the equipment, machines and other goods more particularly described in schedule 3.

Financial Indebtedness means an obligation (whether present or future, actual or contingent) to pay or deliver any money or commodity under or in respect of any financial accommodation including under or in respect of any:

(a)	money borrowed or raised;

(b)	redeemable or repurchaseable share or stock;

(c)	bill of exchange, promissory note or other financial instrument (whether or not transferable or negotiable);

(d)	put option or buyback or discounting arrangement in respect of any property;

(e)	lease, licence or other arrangement in respect of any property entered into primarily to raise finance or to finance the acquisition of that property (other than a lease, licence or arrangement which may be accounted for as an operating lease under applicable generally accepted accounting principles);

(f)	hire purchase or deferred payment obligation for any property or service;

(g)	interest or currency swap or hedge arrangement, financial option, futures contract or analogous transaction; or

(h)	arrangement which achieves the same or a similar commercial effect as or to any of the above,

and any Guarantee of Financial Indebtedness of another person.

Goods means, in respect of or in relation to an Operating Lease Agreement and subject in all circumstances to clause 5.9, the equipment, machines and other goods more particularly described in the Schedule applicable to the Operating Lease Agreement together with any part, component, appliance, accessory, instrument or other item of equipment for the time being installed in or attached to the equipment, machines and other goods described in the Schedule applicable to the Operating Lease Agreement.

GST means any tax in the nature of a consumption tax, a goods and services tax, a value added tax or similar tax, including, without limitation, any tax under the GST Act.

4.

GST Act means the Goods and Services Tax Act 2003.

Government Agency means:

(a)	a government or government department or other body;

(b)	a governmental, semi-governmental or judicial person; or

(c)	a person (whether autonomous or not) who is charged with the administration of a law.

Guarantee means a guarantee, indemnity, letter of credit, performance bond, acceptance or endorsement, or other undertaking or obligation:

(a)	to provide funds (including by the purchase of property), or otherwise to make property available, in or to enable payment or discharge of;

(b)	to indemnify against the consequences of default in the payment of; or

(c)	otherwise to be responsible for,

an obligation (whether or not it involves the payment of money), or otherwise to be responsible for the solvency or financial condition, of any other person.

Insolvency Event means, in respect of a person:

(a)	the appointment of a liquidator of that person;

(b)	an application being made to a court for the appointment of a liquidator of that person, unless the application is withdrawn or dismissed within 45 Business Days;

(c)	an administrator being appointed to the person;

(d)	(i) the person resolving to appoint a Receiver or analogous person to the person or any of the person’s property;

(ii)	an application being made to a court for an order to appoint a Receiver, provisional liquidator, trustee for creditors or in insolvency or bankruptcy or analogous person to the person or any of the person’s property, unless the application is withdrawn or dismissed within 45 Business Days; or

(iii)	an appointment of the kind referred to in subparagraph (i) or (ii) being made (whether or not following a resolution or application);

(e)	the person being taken under section 335 of the Companies Act to have failed to comply with a statutory demand;

(f)	the person:

(i)	suspending payment of its debts, ceasing (or threatening to cease) to carry on all or a material part of its business, stating that it is unable to pay its debts or being or becoming otherwise insolvent; or

5.

(ii)	being taken by applicable law to be (or if a court would be entitled or required to presume that the person is) unable to pay its debts or otherwise insolvent;

(g)	the person dying, ceasing to be of full legal capacity or otherwise becoming incapable of managing its own affairs for any reason;

(h)	being adjudicated an insolvent under the Insolvency Act Chapter No. 253 or bankrupt under any analogous legislation;

(i)	the person taking any step toward entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors; or

(j)	any analogous event,

unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that has been approved by:

(k)	the Lessor, if the relevant person is not the Lessor; or

(l)	the Lessee, if the relevant person is the Lessor.

Lease Rate means, in relation to an Operating Lease Agreement, the interest rate specified as such in the Schedule.

Lease Term means, in relation to an Operating Lease Agreement, the period from (and including) the Commencement Date to (and including) the Termination Date.

Lessor Default Termination Date has the meaning given to it in clause 15.4(a).

Lessor Event of Default has the meaning given to it in clause 15.3.

Lessor Person has the meaning given to it in clause 8.3.

Maintenance Instalment means, in respect of a Rent Payment Date, each amount described as such in the Schedule.

Material Adverse Effect means, in respect of a person, a material adverse effect on its ability to perform its obligations under a Transaction Document or an Operating Lease Agreement.

Operating Lease Agreement means a lease of equipment, machines and/or other goods on the terms of this Master Operating Lease Agreement and the schedule headed “Operating Lease Agreement – Schedule to Master Operating Lease Agreement” applicable to such equipment, machines and/or other goods.

6.

Original Master Operating Lease Agreement has the meaning given to it in Recital A.

Original Operating Lease Agreement has the meaning given to it in Recital C.

Permitted Encumbrance means:

(a)	an Encumbrance (if any) created under or evidenced by a Transaction Document;

(b)	a lien that arises by operation of law in the ordinary course of ordinary business, where the amount secured is not overdue or is being diligently contested in good faith; or

(c)	an Encumbrance that the Lessor approves before it arises, where the amount secured does not increase, and the time for payment of that amount is not extended, beyond the amount and time approved by the Lessor.

Premises has the meaning given to it in clause 5.2.

Receiver means, in relation to a person’s property:

(a)	a receiver or receiver and manager of that property; or

(b)	anyone else who (whether or not as agent for the person) is in possession, or has control, of that property to enforce an Encumbrance.

Redelivery Location means, in relation to an Operating Lease Agreement, the location specified as such in the Schedule or any other location agreed between the Lessor and the Lessee.

Reference Rate means, on any day, the indicator lending rate most recently published by the Lessee on that day as its benchmark lending rate.

Rent Payment Date means, in relation to an Operating Lease Agreement, each date described as such in the Schedule.

Rent Instalment means, in respect of a Rent Payment Date, each amount described as such in the Schedule.

Rent Period means, in respect of an Operating Lease Agreement, each such period referred to in clause 10.2.

Residual Value means, in respect of any Goods, that portion of the “Residual Value Amount” specified as such in the Schedule as is attributable to those Goods.

Schedule means, in respect of an Operating Lease Agreement, the schedule headed “Operating Lease Agreement – Schedule to Master Operating Lease Agreement” which is part of the Operating Lease Agreement.

Scheduled Termination Date means, in respect of an Operating Lease Agreement, the date described as such in the Schedule or such other date as the Lessor and the Lessee may agree in writing.

7.

Security Interest means an Encumbrance that secures the payment of money or the performance of an obligation, or any other interest or arrangement of any kind that gives a creditor priority over other creditors in relation to any property.

Side Letter means the letter agreement dated on or about the date of this Master Operating Lease Agreement entered into between the Lessor and the Lessee in connection with this Master Operating Lease Agreement, certain Operating Lease Agreements and the ATM Sale Agreement.

Tax means a tax, levy, duty, charge, deduction or withholding, however it is described, that is imposed by law or by a Government Agency, together with any related interest, penalty, fine or other charge.

Technical Records mean, in relation to Goods, the log books, instruction, maintenance and service manuals and other technical records and documents relating to those Goods.

Termination Date means, in respect of an Operating Lease Agreement, the earlier to occur of:

(a)	the Scheduled Termination Date; or

(b)	the date when the leasing of the Goods pursuant to the Operating Lease Agreement is terminated in accordance with the provisions of the Operating Lease Agreement.

Termination Value means, in respect of an Operating Lease Agreement and any Goods on a day, the sum of the net present values on that day of that portion of the Rent Instalments which remain to fall due under the Operating Lease Agreement which are attributable to those Goods assuming that the Lease Term would expire on the Scheduled Termination Date and not earlier or later, such net present values to be calculated using a discount rate equal to the Lease Rate.

Transaction Document means, in respect of an Operating Lease Agreement:

(a)	this Master Operating Lease Agreement;

(b)	the Schedule;

(c)	the Acceptance Certificate;

(d)	the Side Letter;

(e)	any document or agreement that the parties agree in writing is to be a Transaction Document for the purposes of an Operating Lease Agreement; and

(f)	any document or agreement that amends, supplements, replaces or novates any of the above.

Voluntary Early Termination Date has the meaning given to it in clause 18(a).

8.

1.2	Rules for interpreting this Master Operating Lease Agreement and an Operating Lease Agreement

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this Master Operating Lease Agreement and an Operating Lease Agreement, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this Master Operating Lease Agreement or an Operating Lease Agreement or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)	a “clause” or a “schedule” (as distinct from a Schedule) is a reference to a clause of, or schedule to, this Master Operating Lease Agreement;

(v)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(vi)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	The word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(g)	The words subsidiary, holding company and related corporation have the same meanings as in the Companies Act.

(h)	A reference to Kina or K is to an amount in Papua New Guinea currency.

(i)	Words defined in the GST Act have the same meaning in this Master Operating Lease Agreement and each Operating Lease Agreement.

9.

1.3	Business Days

If the day on or by which a person must do something under this Master Operating Lease Agreement or an Operating Lease Agreement is not a Business Day:

(a)	if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)	in any other case, the person must do it on or by the previous Business Day.

1.4	Multiple parties

If a party to this Master Operating Lease Agreement and/or an Operating Lease Agreement is made up of more than one person, or a term is used in a Transaction Document or an Operating Lease Agreement to refer to more than one party:

(a)	an obligation of those persons is joint and several;

(b)	a right of those persons is held by each of them severally; and

(c)	any other reference to that party or that term is a reference to each of those persons separately, so that (for example):

(i)	a representation, warranty or undertaking is given by each of them separately; and

(ii)	a reference to that party or that term in clause 15 is a reference to each of those persons separately.

2.	AMENDMENT AND RESTATEMENT

2.1	Amendment and Restatement

The Lessor and the Lessee agree to:

(a)	amend and supplement the Original Master Operating Lease Agreement and to restate the Original Master Operating Lease Agreement as amended and supplemented, on the terms and subject to the conditions now set out and evidenced in writing in this Master Operating Lease Agreement; and

(b)	amend and supplement each of the Original Operating Lease Agreements and to restate the Original Operating Lease Agreements as amended and supplemented, on the terms and subject to the conditions now set out and evidenced in writing in this Master Operating Lease Agreement and each applicable Schedule.

2.2	Entire Agreement

The Lessor and the Lessee agree that for all purposes (including, but not limited to, evidentiary purposes), this Master Operating Lease Agreement, each applicable Schedule to this Master Operating Lease Agreement, the ATM Sale Agreement and the Side Letter collectively contain and reflect the entire agreement between the Lessor and the Lessee about their respective subject matters as at the date of this Master Operating Lease Agreement. Any previous understanding, agreement, representation or warranty relating

10.

to that subject matter is replaced by this Master Operating Lease Agreement, each of those applicable Schedules, the ATM Sale Agreement and the Side Letter and has no further effect.

3.	LEASE AGREEMENT AND TERM

3.1	Master Operating Lease Agreement

This Master Operating Lease Agreement sets out the terms and conditions applicable to each Operating Lease Agreement.

3.2	Operating Lease Agreement

(a)	An Operating Lease Agreement comes into existence in relation to equipment, machines and/or other goods on the terms of this Master Operating Lease Agreement and the Schedule applicable to such equipment, machines and/or other goods:

(i)	on the date shown in schedule 3, where such equipment, machines and/or other goods are Existing Goods; and

(ii)	when both the Lessor and the Lessee have executed this Master Operating Lease Agreement and the Schedule applicable to such equipment, machines and/or other goods, where such equipment, machines and/or other goods are not Existing Goods.

(b)	Upon an Operating Lease Agreement coming into existence and subject further, in the case of an Operating Lease Agreement in respect of Goods which are not Existing Goods, to the Lessee executing and delivering an Acceptance Certificate in accordance with clause 4.2(b), the Lessor agrees to lease the Goods to the Lessee and the Lessee agrees to take the Goods on lease from the Lessor.

(c)	This Master Operating Lease Agreement and the Schedule applicable to Goods the subject of an Operating Lease Agreement must, once both documents have been executed, be read together.

3.3	Separate agreements

Each Operating Lease Agreement is a separate agreement between the Lessor and the Lessee.

3.4	Term

The term of the lease of Goods pursuant to an Operating Lease Agreement is the Lease Term.

4.	DELIVERY, INSTALLATION AND ACCEPTANCE

4.1	Delivery and installation

The Lessee is responsible for:

(a)	obtaining the Goods; and

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(b)	having them delivered and installed; and

(c)	having them put in good working order.

4.2	Acceptance Certificate

The Lessee is to be taken to have accepted the Goods for the purpose of an Operating Lease Agreement:

(a)	where the Goods are Existing Goods, on the date shown in schedule 3, without the requirement for any further act to be undertaken or completed by the Lessor, the Lessee or any other person and without the requirement for any other matter or circumstance to have occurred; and

(b)	where the Goods are not Existing Goods, when the Lessee delivers an executed Acceptance Certificate for the Goods to the Lessor, and not before this time.

4.3	Delivery Location

The Goods must be delivered to and installed at the Delivery Location.

5.	ACKNOWLEDGMENTS AND UNDERTAKINGS RELATING TO GOODS

5.1	Title

Subject to the provisions of clause 9.4(c):

(a)	the Goods will always remain the Lessor’s property, and the Lessor will always retain all legal and beneficial title in and to, and ownership of, the Goods, during and after the Lease Term; and

(b)	the Lessee is a bailee of the Goods only and only has a right to use the Goods.

5.2	No fixtures

(a)	If the Goods are at any time affixed or attached to real property or buildings or other structures built or erected on real property (Premises), then notwithstanding their degree of affixation or attachment to the Premises or the purposes for which they are affixed or attached to the Premises, title to and ownership of the Goods does not, subject to the provisions of clause 9.4(c), transfer from the Lessor to the Lessee or any other person, the Goods do not become fixtures of the Premises and the Goods may be removed by the Lessor from the Premises subject to and in accordance with the provisions of the Operating Lease Agreement.

(b)	The Lessee is responsible for obtaining all necessary acknowledgments, consents and waivers, in each case in form and substance reasonably satisfactory to the Lessor, from any person (other than the Lessee) who is an owner, lessor, financier, mortgagee or other Security Interest holder of, in or over the Premises, confirming the matters referred to in paragraph (a).

12.

5.3	Name plates

The Lessee must during the Lease Term protect the Lessor’s interest in the Goods, including, if requested by the Lessor, by putting plates on the Goods that state that the Lessor owns the Goods.

5.4	Signage and promotion

Notwithstanding the provisions of clause 5.3, the Lessee may also place, or allow to be placed, on the Goods any plates, marks or signage identifying or promoting the Goods as relating to the business and/or operations of the Lessee.

5.5	Replacement parts

Subject to the provisions of clause 9.4(c), the Lessee must ensure that during the Lease Term any replacement part, component, appliance, accessory, instrument or add on to the Goods becomes the Lessor’s property. Replacement parts, components, appliances, accessories, instruments and add ons form part of the Goods.

5.6	Possession and location of Goods

The Lessee must not during the Lease Term, without the Lessor’s prior consent:

(a)	transfer or part with possession of the Goods; or

(b)	remove the Goods from the Delivery Location.

5.7	Notification of seizure or claim

The Lessee must during the Lease Term immediately inform the Lessor if the Lessee becomes aware of any person seizing or attempting to seize the Goods, or if any person makes a claim in connection with the Goods which is inconsistent with the Lessor’s or the Lessee’s rights and interests in the Goods.

5.8	No Encumbrance or disposal

The Lessee must not, during the Lease Term, without the Lessor’s prior written consent:

(a)	give another person, or permit another person to hold, an interest in or any form of Encumbrance (other than a Permitted Encumbrance) over the Goods, or authorise anyone else to do so. This includes any act which might allow a lien over the Goods for repairs or service to be created; or

(b)	dispose of, declare a trust over or otherwise create an interest in the Goods.

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5.9	Contents of Goods

Notwithstanding any provision of an Operating Lease Agreement or any other document or agreement to the contrary, the Lessor acknowledges and agrees with the Lessee that at all times:

(a)	the Lessor has no right, title, benefit or interest in and to any cash, deposits or other assets or property of any kind or nature whatsoever that may at any time be kept, maintained, stored or otherwise physically situate in the Goods; and

(b)	should any of the cash, deposits, assets or property referred to in paragraph (a) at any time be in the possession, custody and/or control of the Lessor, the Lessor must:

(i)	hold such cash, deposits, assets and property on trust for the Lessee;

(ii)	immediately inform the Lessee that the Lessor is holding such cash, deposits, property and assets; and

(iii)	take all action necessary to ensure the safe return of such cash, deposits, assets and property to the Lessee, even if an Event of Default has occurred and is continuing.

5.10	General

The	Lessee must not during the Lease Term, without the Lessor’s prior consent:

(a)	expose the Goods to the risk of loss, damage or detention; or

(b)	allow the interests of the Lessor in the Goods to be prejudiced or expose the Lessor to liability; or

(c)	make any replacement, alteration or addition to the Goods which could mean that the Goods are no longer readily identifiable or which may lead to a material reduction in the value, utility or remaining useful life of the Goods.

6.	USE OF GOODS

6.1	Lessee’s use of Goods

The	Lessee must during the Lease Term:

(a)	use the Goods only in the Lessee’s business operations and for the purpose for which the Goods are designed; and

(b)	ensure that other than in respect of use by the Lessee’s customers and members of the general public, the Goods are used and operated in a proper and skilful manner using only competent and properly trained and qualified personnel and, if applicable, by recognised methods and standards of operation.

6.2	Customer and public use of Goods

The Lessee must ensure, to the extent reasonably within the Lessee’s power and control, that the Goods are used by the Lessee’s customers and members of the general public in a manner consistent with the intended use of the Goods by such persons.

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6.3	Compliance with laws

(a)	The Lessee must ensure that the Goods are used in accordance with the supplier’s and manufacturer’s instructions and in compliance with all laws that apply to the Goods or their use (including by maintaining registration of Goods where appropriate and complying with occupational health and safety legislation including when that legislation places an obligation on the Lessor).

(b)	The Lessor acknowledges and agrees that notwithstanding any provision of an Operating Lease Agreement or any other document or agreement to the contrary, it must not at any time take any action, or require the Lessee to take any action, that is inconsistent with any laws that apply to the Goods or their use.

6.4	Quiet enjoyment

Provided no Event of Default has occurred and is continuing, the Lessor agrees not to, and to procure that no person (including any financier) claiming through the Lessor does, interfere with the Lessee’s possession, use or quiet enjoyment of the Goods.

7.	MAINTENANCE AND CARE OF GOODS

7.1	Lessor’s obligation to service and maintain Goods

The Lessor agrees, at the Lessor’s cost and expense, to ensure that at all times during the Lease Term the Goods are serviced and maintained in good and substantial working order, repair and condition (fair wear and tear excepted) so that the Goods are serviceable in all respects, such service and maintenance to be completed in accordance with the supplier’s and manufacturer’s instructions, the Lessee’s and any insurer’s reasonable requirements and otherwise to the extent not inconsistent with the foregoing requirements in accordance with best industry practice. The Lessor must do all things necessary to maintain any supplier’s and manufacturer’s warranties in relation to the Goods and to keep the Goods in good repair (fair wear and tear excepted).

7.2	Maintenance of Technical Records

The Lessor agrees, at all times during the Lease Term, to keep and maintain all Technical Records relating to the delivery, installation, inspection, commissioning, alteration, maintenance, service and repair of the Goods and to make these available to the Lessee upon request by the Lessee. The Lessor may not enter into any maintenance, servicing or repair agreement with any person other than the Lessee in relation to the Goods without the prior written consent of the Lessee. The Lessor must produce a copy of any maintenance, service or repair agreement entered into in respect of the Goods whenever the Lessee requests.

7.3	Lessee’s obligations

Without prejudice to the obligations of the Lessor in clauses 7.1 and 7.2, the Lessee agrees, at all times during the Lease Term, to take proper care of the Goods, to keep the exterior of the Goods clean and to report any material fault with or defect in the Goods which renders the Goods inoperable to the Lessor as soon as reasonably practicable upon becoming aware of the existence of any such fault with or defect in the Goods.

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7.4	No pledging of credit

The Lessee must not pledge the credit of the Lessor and without limiting the foregoing the Lessee must not represent, undertake, warrant or imply to any person that the Lessor will pay or be responsible for any work done to the Goods.

8.	ACCESS TO GOODS

8.1	Scheduled access

Subject to clause 8.3 and without prejudice to clause 8.2, the Lessor may during the Lease Term, upon not less than 2 Business Days prior written notice to the Lessee and at the Lessor’s cost, expense and risk, enter the Delivery Location on a Business Day during Business Hours to:

(a)	inspect and test the Goods; or

(b)	ascertain whether the Lessee is complying with the Operating Lease Agreement; or

(c)	carry out the Lessor’s rights under the Operating Lease Agreement.

8.2	Maintenance and servicing access

Subject to clause 8.3, the Lessor may enter the Delivery Location on a Business Day during Business Hours (or at such other times as the Lessee may agree) to perform and comply with its obligations under clauses 7.1 and 7.2. Unless there is an emergency or unless the Lessor is attending at the Delivery Location at the request of the Lessee, the Lessor must give the Lessee reasonable notice before attending at and entering the Delivery Location.

8.3	Security and related requirements and protocols

In exercising its rights pursuant to clauses 8.1 and 8.2 and any other provision of an Operating Lease Agreement, and in performing its obligations pursuant to clauses 7.1 and 7.2 and otherwise pursuant to all other provisions of an Operating Lease Agreement, the Lessor must at all times comply, and must at all times procure that each of its directors, officers, employees, agents, contractors and attorneys (each, a Lessor Person) comply, with all security and related requirements and protocols established:

(a) at or under law; or

(b) by the Lessee and advised to the Lessor or any Lessor Person by the Lessee,

including by permitting one or more security officers, employees or other persons nominated from time to time by the Lessee, to accompany and be present at all times with any Lessor Person whilst the Lessor Person is exercising any of the foregoing rights or performing any of the foregoing obligations, in either case on behalf of the Lessor.

8.4	Lessee to obtain consents

For the purposes of clauses 8.1 and 8.2, the Lessee agrees to obtain all necessary consents and acknowledgments from the owner of, and each lessor, financier, mortgagee or other person with a Security Interest in or over, the Delivery Location.

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9.	LOSS OR DAMAGE TO GOODS

9.1	Lessee bears risk of loss

(a)	Despite the Lessor’s ownership of the Goods, the Lessee bears the entire risk of loss arising in connection with the possession, use and storage of the Goods. This includes loss arising because of theft, destruction or damage and loss arising out of claims of injury.

(b)	The Lessee must, at the Lessee’s cost and expense, protect the Goods from loss or damage.

9.2	Notification of loss

The Lessee must notify the Lessor promptly upon becoming aware that any of the Goods the subject of an Operating Lease Agreement are:

(a)	stolen; or

(b)	lost; or

(c)	destroyed; or

(d)	damaged or impaired to such an extent that the Lessee or any relevant insurer decides that repair is impractical or uneconomic,

the Goods so affected being the Casualty Goods and the date of such notification being the Casualty Event Notice Date.

9.3	Insurance Payments

The Lessee agrees that the Lessor is entitled to receive all amounts which are payable to the Lessee by any insurer or other person because a Casualty Event occurs in respect of Casualty Goods.

9.4	Payment of Casualty Value

Upon the occurrence of a Casualty Event in respect of Casualty Goods:

(a)	the leasing of the Casualty Goods will be immediately terminated and the Lease Term will immediately end in respect of the Casualty Goods on the Casualty Event Payment Date, without prejudice, for the avoidance of doubt, to the continuation of the leasing of those remaining Goods (if any) the subject of the Operating Lease Agreement that are not Casualty Goods; and

(b)	the Lessee must pay to the Lessor on the Casualty Event Payment Date:

(i)	if the Casualty Event Payment Date is a Rent Payment Date, the Rent Instalment and the Maintenance Instalment payable on the Casualty Event Payment Date; and

(ii)	if the Casualty Event Payment Date is not a Rent Payment Date, that portion of the Maintenance Instalment that would have been due

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immediately subsequent to the Casualty Event Payment Date if the Lease Term had not ended on the Casualty Event Payment Date, as is properly attributable to the period from (and including) the Rent Payment Date occurring immediately prior to the Casualty Event Payment Date to (and excluding) the Casualty Event Payment Date; and

(iii)	all unpaid Rent Instalments and Maintenance Instalments as at the Casualty Event Payment Date; and

(iv)	the Casualty Value in respect of the Casualty Goods as at the Casualty Event Payment Date less an amount equal to the sum of any money the Lessor has received from any insurer or any other person in connection with the Casualty Goods and the occurrence of a Casualty Event; and

(v)	any other amounts in the relevant currencies then due and owing from the Lessee to the Lessor under the Transaction Documents and the Operating Lease Agreement as a result of the termination of the leasing of the Casualty Goods pursuant to the Operating Lease Agreement; and

(c)	immediately upon payment by the Lessee of the amounts referred to in paragraph (b) (and subject to the rights of insurers), the Lessor must execute any bills of sale, title transfer or related documents reasonably requested by the Lessee to evidence the granting, conveying, assigning and transferring of all of the Lessor’s right, title and interest in and to the Casualty Goods (or any remaining part of the Casualty Goods) (including any salvage rights in relation to the Casualty Goods) free and clear of all Encumbrances and Security Interests to the Lessee; and

(d)	if the Casualty Goods are less than the total Goods the subject of the Operating Lease Agreement, the Lessor must, on the Casualty Event Payment Date, prepare and deliver to the Lessee a replacement Schedule corresponding to the Operating Lease Agreement prepared in the same form and on the same basis as the existing Schedule but amending the Residual Value Amount, Goods, Maintenance Instalment and Rent Instalment particulars to reflect the occurrence of the Casualty Event in respect of the Casualty Goods. Upon payment by the Lessee to the Lessor of the amounts referred to in paragraph (b) and upon execution of the replacement Schedule by the Lessor and the Lessee, the replacement Schedule will become and be deemed to be the Schedule for all purposes of the Operating Lease Agreement.

9.5	Refunds

If the Lessor receives money from any insurer or any other person in relation to the Casualty Goods after the Lessee has paid to the Lessor the amounts due under clause 9.4, the Lessor must refund and pay to the Lessee, up to the amount the Lessee paid to the Lessor, the amount the Lessor receives less all money then payable by the Lessee to the Lessor under the Operating Lease Agreement.

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10.	RENT INSTALMENTS AND OTHER AMOUNTS

10.1	Rent Instalments

On each Rent Payment Date, the Lessee must pay the relevant Rent Instalment to the Lessor.

10.2	Rent Periods

The first Rent Period for an Operating Lease Agreement begins on the Commencement Date and ends on the first Rent Payment Date. Each subsequent Rent Period begins on the day when the preceding Rent Period ends and ends on the next Rent Payment Date.

10.3	No security deposit

No security deposit is payable by the Lessee to the Lessor in respect of the leasing of the Goods.

10.4	Maintenance payments

On each Rent Payment Date, the Lessee must pay the relevant Maintenance Instalment to the Lessor.

10.5	Net Lease

(a)	Subject to clauses 7.1 and 7.2, the Operating Lease Agreement is a net lease.

(b)	The Lessee acknowledges and agrees that the Lessee’s obligation to pay Rent Instalments, Maintenance Instalments and other money payable under the Transaction Documents and the Operating Lease Agreement is absolute and unconditional, and, subject to clause 11.2, the Lessee must not for any reason withhold a payment of Rent or other money payable under the Transaction Documents including, without limitation, because:

(i)	the Goods are damaged, do not operate efficiently or at all, do not conform to specifications, or are not in the Lessee’s possession; or

(ii)	the Lessee claims to have a set-off, counter claim, defence or other right against the Lessor or anyone else; or

(iii)	the Goods are not maintained properly or maintained at all; or

(iv)	of a lack of title to the Goods or a defect in or the unenforceability of a Transaction Document or the Operating Lease Agreement.

10.6	Lease Rate Review

(a)	The Lessor and the Lessee acknowledge and agree that each Rent Instalment in respect of an Operating Lease Agreement is calculated by reference to the Lease Rate corresponding to that Operating Lease Agreement.

(b)	Subject to paragraph (f), the Lessor and the Lessee agree that if on an Anniversary Date corresponding to an Operating Lease Agreement the Reference Rate is greater

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than the Reference Rate as at the immediately preceding Anniversary Date corresponding to the Operating Lease Agreement (or, if there exists no such immediately preceding Anniversary Date, the corresponding Commencement Date), the Lessor may (but is not obliged to), by written notice to the Lessee given within 10 Business Days of the Anniversary Date, elect to increase the Lease Rate corresponding to that Operating Lease Agreement by an amount, expressed as a percentage, which is no greater than the percentage increase in the Reference Rate for such annual period. Any notice delivered by the Lessor to the Lessee in accordance with this paragraph (b) must:

(i)	state the new Lease Rate that is to apply to the Operating Lease Agreement with effect from the Anniversary Date; and

(ii)	state the new Default Rate that is to apply to the Operating Lease Agreement with effect from the Anniversary Date, which new Default Rate may only increase by the percentage that the new Lease Rate increases; and

(iii)	state the new amount of each fixed Rent Instalment, expressed in Kina, that is to apply to each Rent Payment Date occurring subsequent to the Anniversary Date, which Rent Instalment must be calculated on exactly the same basis as the first Rent Instalment corresponding to the Operating Lease Agreement was calculated, differing only by reference to the change in applicable Lease Rate.

(c)	Subject to paragraph (f), the Lessor and the Lessee agree that if on an Anniversary Date corresponding to an Operating Lease Agreement the Reference Rate is less than the Reference Rate as at the immediately preceding Anniversary Date corresponding to the Operating Lease Agreement (or, if there exists no such immediately preceding Anniversary Date, the corresponding Commencement Date), the Lessee may (but is not obliged to), by written notice to the Lessor given within 10 Business Days of the Anniversary Date, elect to decrease the Lease Rate corresponding to that Operating Lease Agreement by an amount, expressed as a percentage, which is no greater than the percentage decrease in the Reference Rate for such annual period. Any notice delivered by the Lessee to the Lessor in accordance with this paragraph (c) must:

(i)	state the new Lease Rate that is to apply to the Operating Lease Agreement with effect from the Anniversary Date; and

(ii)	state the new Default Rate that is to apply to the Operating Lease Agreement with effect from the Anniversary Date, which new Default Rate may only decrease by the percentage that the new Lease Rate decreases; and

(iii)	state the new amount of each fixed Rent Instalment, expressed in Kina, that is to apply to each Rent Payment Date occurring subsequent to the Anniversary Date, which Rent Instalment must be calculated on exactly the same basis as the first Rent Instalment corresponding to the Operating Lease Agreement was calculated, differing only by reference to the change in applicable Lease Rate.

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(d)	Subject to paragraph (f), where the Lessor or the Lessee delivers to the other a notice of the kind referred to in paragraphs (b) or (c), as the case may be, such notice must refer to this clause 10.6 and must not amend or purport to amend, and must not state or purport to state, any, or any new, particular, variable, term, condition or provision of or pertaining to the Operating Lease Agreement (or any other Operating Lease Agreement), other than the new applicable “Lease Rate”, the new applicable “Default Rate” and the new applicable “Rent Instalment” as applies to the relevant Operating Lease Agreement.

(e)	Subject to paragraph (d) and paragraph (f), where the Lessor or the Lessee delivers to the other a notice of the kind referred to in paragraphs (b) or (c), as the case may be, with effect from the relevant Anniversary Date and without the requirement for any further act or thing to be done by any party:

(i)	the Schedule corresponding to the relevant Operating Lease Agreement will be deemed to be amended in the manner set out in the notice; and

(ii)	all references in the corresponding Operating Lease Agreement to “Lease Rate”, “Default Rate” and “Rent Instalment” shall be read and construed as such terms are amended in accordance with paragraph (b) or paragraph (c), as the case may be, and the preceding provisions of this paragraph (e); and

(iii)	all amounts under the relevant Operating Lease Agreement of or calculated by reference to “Lease Rate”, “Default Rate” and/or “Rent Instalment” shall be amended accordingly.

(f)	The provisions of paragraphs (b) to (e) inclusive shall not apply, and an Operating Lease Agreement shall not be amended in the manner contemplated by paragraphs (b) to (e) (inclusive), in circumstances where:

(i)	the Lessee’s then current accounting or taxation advisers issue a written advice or opinion to the Lessor and the Lessee stating that, in their opinion, an amendment to the relevant Operating Lease Agreement in accordance with any of paragraphs (b) to (e)(inclusive) on an Anniversary Date could prejudice or otherwise adversely affect the accounting and/or taxation treatment of the relevant Operating Lease Agreement from the perspective of the Lessee by comparison to the accounting and/or taxation treatment of the relevant Operating Lease Agreement as at the Commencement Date of the relevant Operating Lease Agreement; or

(ii)	an Event of Default has occurred and continues unremedied.

(g)	For the avoidance of doubt, the provisions of paragraphs (b) to (f)(inclusive) shall in no way act to extend the term of an Operating Lease Agreement or otherwise amend any other term, condition or provision of an Operating Lease Agreement (or any other Operating Lease Agreement) that is not:

(i)	the Lease Rate, Default Rate or Rent Instalment applicable to that Operating Lease Agreement; or

(ii)	any other provision of the Operating Lease Agreement that is calculated by reference to Lease Rate, Default Rate or Rent Instalment.

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11.	MANNER AND APPLICATION OF PAYMENTS

11.1	Manner of payment

The Lessee must make each payment to the Lessor under the Transaction Documents and an Operating Lease Agreement by delivering an unendorsed bank cheque to the Lessor at the place, or by direct transfer of cleared funds to the credit of the account, that the Lessor nominates at least 5 Business Days before the payment is required to be made.

11.2	Deductions or withholdings

(a)	Subject to paragraph (b), the Lessee must make each payment to the Lessor under the Transaction Documents and an Operating Lease Agreement without any set-off or counterclaim and (to the extent permitted by law) free and clear of, and without deduction or withholding for or on account of, any Taxes (other than Excluded Taxes)

(b)	If at any time an applicable law obliges the Lessee to make a deduction or withholding in respect of Taxes from a payment to the Lessor under the Transaction Documents and/or an Operating Lease Agreement, the Lessee:

(i)	must notify the Lessor of the obligation promptly after the Lessee becomes aware of it;

(ii)	must ensure that the deduction or withholding does not exceed the minimum amount required by law;

(iii)	must pay to the relevant Government Agency on time the full amount of the deduction or withholding and promptly deliver to the Lessor a copy of any receipt, certificate or other proof of payment; and

(iv)	unless the Tax is an Excluded Tax, must indemnify the Lessor against the deduction or withholding by paying to the Lessor, at the time that the payment to the Lessor is due, an additional amount that ensures that, after the deduction or withholding is made, the Lessor receives a net sum equal to the sum that it would have received if the deduction or withholding had not been made.

11.3	Currency of payments

The Lessee must pay each amount required to be paid by it under the Transaction Documents and an Operating Lease Agreement in Kina.

11.4	Application of payments

The Lessor may apply amounts paid by the Lessee in relation to the Transaction Documents and an Operating Lease Agreement towards satisfaction of the Lessee’s obligations under the Transaction Documents and the Operating Lease Agreement in the manner the Lessor sees fit.

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12.	REPRESENTATIONS AND WARRANTIES

12.1	Representations and warranties

Each party represents and warrants to the other party (except in relation to matters disclosed to and accepted in writing by the other party) that:

(a)	(status) it is a company under the Companies Act,

(b)	(power) it has full legal capacity and power to:

(i)	own its property and to carry on its business; and

(ii)	enter into the Transaction Documents and each Operating Lease Agreement and to carry out the transactions that they contemplate;

(c)	(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into the Transaction Documents and each Operating Lease Agreement and its carrying out the transactions that they contemplate;

(d)	(Authorisations) it holds each Authorisation that is necessary or desirable to:

(i)	enable it to properly execute the Transaction Documents and to carry out the transactions that the Transaction Documents and each Operating Lease Agreement contemplate;

(ii)	ensure that each Transaction Document and each Operating Lease Agreement is legal, valid, binding and, in the case of each Transaction Document, admissible in evidence; and

(iii)	enable it to properly carry on its business,

and it is complying with any conditions to which any of these Authorisations is subject;

(e)	(documents effective) each Transaction Document and each Operating Lease Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally) subject to any necessary stamping or registration;

(f)	(no contravention) neither its execution of the Transaction Documents nor the carrying out by it of the transactions that the Transaction Documents and each Operating Lease Agreement contemplate, does or will:

(i)	contravene any law to which it or any of its property is subject or any order of any Government Agency that is binding on it or any of its property;

(ii)	contravene any Authorisation;

(iii)	contravene any undertaking or instrument binding on it or any of its property;

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(iv)	contravene its constitution; or

(v)	require it to make any payment or delivery in respect of any Financial Indebtedness before it would otherwise be obliged to do so;

(g)	(no litigation) no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending, or to the knowledge of any of its officers after due inquiry, threatened which, if adversely decided, could have a Material Adverse Effect on it;

(h)	(no filings or Taxes) it is not necessary or desirable, to ensure that any Transaction Document or any Operating Lease Agreement is legal, valid, binding or admissible in evidence, that any Transaction Document or any other document be filed or registered with any Government Agency, or that any Taxes be paid (except for stamp duty);

(i)	(solvency) there are no reasonable grounds to suspect that an Insolvency Event has occurred in respect of it;

(j)	(no default) (in the case of the Lessee only) no Event of Default has occurred and is continuing;

(k)	(no trust or agency) it is not entering into any Transaction Document or any Operating Lease Agreement as trustee of any trust or settlement or as agent of any person;

(1)	(no immunity) it does not have immunity from the jurisdiction of any court or from legal process.

12.2	Repetition of representations and warranties

The representations and warranties in this clause are taken to be repeated on each Rent Payment Date on the basis of the facts and circumstances as at that date.

12.3	Reliance on representations and warranties

Each party acknowledges that the other party has executed the Transaction Documents and agreed to take part in the transactions that the Transaction Documents and each Operating Lease Agreement contemplate in reliance on the representations and warranties that are made or repeated in this clause.

13.	UNDERTAKINGS

13.1	General undertakings

The Lessor and the Lessee must each during the Lease Term:

(a)	(maintain status) maintain its status as a company under the Companies Act;

(b)	(comply with law) comply with all applicable laws including by paying when due all Taxes for which it or any of its property is assessed or liable (except to the extent that these are being diligently contested in good faith and by appropriate proceedings and it has made adequate reserves for them);

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(c)	(hold Authorisations) obtain and maintain each Authorisation that is necessary or desirable to:

(i)	execute the Transaction Documents and to carry out the transactions that the Transaction Documents and each Operating Lease Agreement contemplate;

(ii)	ensure that each Transaction Document is legal, valid, binding and admissible in evidence; or

(iii)	enable it to properly carry on its business,

and must comply with any conditions to which any of these Authorisations is subject; and

(d)	(no liquidator) not appoint a liquidator without notice to the other party.

13.2	Reports and information

Each party must during the Lease Term give to the other party:

(a)	(notice of default) (in the case of the Lessee only) as soon as it becomes aware that an Event of Default has occurred, full details of that Event of Default;

(b)	(notice of litigation) full details of any litigation, arbitration, mediation, conciliation or administrative proceedings which involve a claim in relation to the Goods or which, if adversely decided, could have a Material Adverse Effect on it, promptly upon such proceedings being commenced; and

(c)	(other information relating to the Goods) promptly on request (and in any event within 5 Business Days) any other information (and if requested supporting documentation) relating to the Goods, the Transaction Documents or any Operating Lease Agreement within the possession, custody, control or actual knowledge of the party that the other party may reasonably request.

14.	INSURANCE

14.1	Lessee must maintain insurance

The Lessee must, during the Lease Term, maintain insurance against:

(a)	loss of or damage to the Goods caused by fire, theft, accident or the other usual risks against which a prudent owner or lessor would insure goods of their kind or type for no less than the greater of:

(i)	the then replacement cost of the Goods; and

(ii)	the Casualty Value of the Goods,

or for such other amounts as the Lessor and the Lessee may agree; and

(b)	public liability and other liability for bodily injury or damage to property arising in connection with the Goods for (except in the case of statutory insurances) no less

25.

than K5,000,000 each occurrence or such other amount as may be agreed from time to time between the Lessor and the Lessee; and

(c)	any other risk as the Lessor may reasonably direct to protect the Lessor’s interest in the Goods.

14.2	Insurance Policies

Each insurance policy must:

(a)	in relation to the insurance referred to in clause 14.1(a), insure the Lessor’s interest as owner of the Goods; and

(b)	in relation to the insurance referred to in clause 14.1(a), name the Lessor as loss payee; and

(c)	to the extent not inconsistent with the express provisions of any Transaction Document, be on terms and for an amount reasonably satisfactory to the Lessor; and

(d)	not be materially altered without the Lessor’s consent; and

(e)	be effected with a sound and reputable insurer licensed in Papua New Guinea.

14.3	Evidence of Insurance Coverage

The Lessee must during the Lease Term produce evidence of current insurance cover to the Lessor (including a certified copy of each policy and a certificate of currency) whenever reasonably requested by the Lessor.

14.4	Further Insurance Undertakings

The Lessee must ensure during the Lease Term that:

(a)	the insurance cover is not materially reduced or cancelled without the Lessor’s prior written consent, and the Lessee must notify the Lessor if it is or could be; and

(b)	in the event that an insurance cover is materially reduced or the policy is cancelled, it is reinstated or replaced as soon as possible; and

(c)	nothing reasonably within its power and control happens that could permit an insurer to decline a claim or reduce its liability for a claim or prejudice the insurance cover, and the Lessee must notify the Lessor if anything would permit an insurer to do this.

14.5	Notification

The Lessee must notify the Lessor:

(a)	if an insurance claim is refused either in part or in full; or

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(b)	of any claim under any of the insurances required to be maintained pursuant to this clause 14.

14.6	Lessor’s rights to settle claims

If the Lessor notifies the Lessee, the Lessor may take over the Lessee’s rights to make, pursue or settle an insurance claim. The Lessor may exercise those rights in any manner the Lessor chooses and the Lessee must comply with any directions the Lessor gives the Lessee in connection with insurance claims. The Lessee must not, without the Lessor’s consent, enforce, conduct, settle or compromise claims under any of the insurances required to be maintained pursuant to this clause 14.

15.	DEFAULT

15.1	Events of Default

Each of these events or circumstances is an Event of Default in respect of an Operating Lease Agreement:

(a)	(non-payment) if the Lessee fails to pay when due any sum payable by it under the Transaction Documents or the Operating Lease Agreement, and such sum is not paid within 5 Business Days after the Lessor has notified the Lessee in writing that such sum has not been paid;

(b)	(other obligations) if the Lessee fails to perform or observe any of its material obligations under the Transaction Documents or the Operating Lease Agreement, requiring performance by it (other than a failure referred to elsewhere in this clause) and such default continues for more than 30 days (or such longer period as the Lessor in its absolute discretion permits) after the Lessee receives a written notice from the Lessor requiring that failure to be remedied provided that if such failure cannot be reasonably cured within such 30 day period, no Event of Default shall occur until the expiration of a further 90 days as long as the Lessee is diligently attempting to cure such failure during such period;

(c)	(misrepresentation) if any representation, warranty or statement made or repeated by the Lessee under a Transaction Document or the Operating Lease Agreement is untrue in any material respect when so made or repeated and the Lessee does not, within 30 days after written notice from the Lessor, remedy the circumstances that caused the representation, warranty or statement to be untrue;

(d)	(ceasing business) if the Lessee ceases or threatens to cease to carry on banking business without the prior written consent of the Lessor;

(e)	(Insolvency Event) if an Insolvency Event occurs in respect of the Lessee;

(f)	(Material Adverse Effect) if an event or a change occurs which has a Material Adverse Effect on the Lessee;

(g)

(compulsory acquisition) if all or a material part of the property of the Lessee is compulsorily acquired by any Government Agency or the Lessee sells or divests itself of all or a material part of its property because it is required to do so by a

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binding order from a Government Agency, and the Lessee does not receive compensation for the acquisition, sale or disposal which is acceptable to the Lessor;

(h)	(inability to perform) if the Lessee ceases for any reason to be able lawfully to carry out all the transactions which any Transaction Document and the Operating Lease Agreement contemplates may be carried out by it; and

(i)	(provisions void) if all or any material provision of any Transaction Document or the Operating Lease Agreement is or becomes void, voidable, illegal or unenforceable or of limited force (other than because of equitable principles or laws affecting creditors’ rights generally).

15.2	Consequences of Event of Default

(a)	If an Event of Default has occurred and has not been remedied, the Lessor may by written notice to the Lessee terminate the leasing of the Goods pursuant to the Operating Lease Agreement with effect from the date of the notice (Default Termination Date) whereupon the leasing of the Goods will be immediately terminated and the Lease Term will immediately end.

(b)	If the Lessor delivers a notice of termination of the Operating Lease Agreement in accordance with paragraph (a), the Lessee must on the Default Termination Date pay to the Lessor:

(i)	if the Default Termination Date is also a Rent Payment Date, the Rent Instalment and the Maintenance Instalment payable on such Default Termination Date; and

(ii)	if the Default Termination Date is not a Rent Payment Date, that portion of the Maintenance Instalment that would have been due immediately subsequent to the Default Termination Date if the Lease Term had not ended on the Default Termination Date, as is properly attributable to the period from (and including) the Rent Payment Date occurring immediately prior to the Default Termination Date to (and excluding) the Default Termination Date; and

(iii)	all unpaid Rent Instalments and Maintenance Instalments as at the Default Termination Date; and

(iv)	the Termination Value for the Goods calculated as at the Default Termination Date, as liquidated damages for the Lessor’s loss of bargain; and

(v)	any other amounts in the relevant currencies then due and owing from the Lessee to the Lessor under the Transaction Documents and the Operating Lease Agreement as a result of the termination of the leasing of the Goods pursuant to the Operating Lease Agreement.

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15.3	Lessor Events of Default

Each of these events or circumstances is a Lessor Event of Default in respect of an Operating Lease Agreement:

(a)	(Lessor’s obligations) if the Lessor fails to perform or observe any of its material obligations under the Transaction Documents or the Operating Lease Agreement, requiring performance by it (other than a failure referred to elsewhere in this clause) and such default continues for more than 30 days (or such longer period as the Lessee in its absolute discretion permits) after the Lessor receives a written notice from the Lessee requiring that failure to be remedied provided that if such failure cannot be reasonably cured within such 30 day period, no Lessor Event of Default shall occur until the expiration of a further 90 days as long as the Lessor is diligently attempting to cure such failure during such period;

(b)	(misrepresentation) if any representation, warranty or statement made or repeated by the Lessor under a Transaction Document or the Operating Lease Agreement is untrue in any material respect when so made or repeated and the Lessor does not, within 30 days after written notice from the Lessee, remedy the circumstances that caused the representation, warranty or statement to be untrue;

(c)	(ceasing business) if the Lessor ceases or threatens to cease to carry on its business as it is presently being conducted without the prior written consent of the Lessee;

(d)	(Insolvency Event) if an Insolvency Event occurs in respect of the Lessor;

(e)	(Material Adverse Effect) if an event or a change occurs which has a Material Adverse Effect on the Lessor; and

(f)	(inability to perform) if the Lessor ceases for any reason to be able lawfully to carry out all the transactions which any Transaction Document and the Operating Lease Agreement contemplates may be carried out by it.

15.4	Consequences of Lessor Event of Default

(a)	If a Lessor Event of Default has occurred and has not been remedied, the Lessee may by written notice to the Lessor terminate the leasing of the Goods pursuant to the Operating Lease Agreement with effect from the date of the notice (Lessor Default Termination Date) whereupon the leasing of the Goods will be immediately terminated and the Lease Term will immediately end.

(b)	If the Lessee delivers a notice of termination of the Operating Lease Agreement in accordance with paragraph (a), the Lessee must on the Lessor Default Termination Date pay to the Lessor:

(i)	if the Lessor Default Termination Date is also a Rent Payment Date, the Rent Instalment and the Maintenance Instalment payable on such Lessor Default Termination Date; and

(ii)

if the Lessor Default Termination Date is not a Rent Payment Date, that portion of the Rent Instalment and the Maintenance Instalment that would have been due immediately subsequent to the Lessor Default Termination

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Date if the Lease Term had not ended on the Lessor Default Termination Date, as is properly attributable to the period from (and including) the Rent Payment Date occurring immediately prior to the Lessor Default Termination Date to (and excluding) the Lessor Default Termination Date; and

(iii)	all unpaid Rent Instalments and Maintenance Instalments as at the Lessor Default Termination Date; and

(iv)	any other amounts in the relevant currencies then due and owing from the Lessee to the Lessor under the Transaction Documents and the Operating Lease Agreement as a result of the termination of the leasing of the Goods pursuant to the Operating Lease Agreement.

16.	RETURN OF GOODS

16.1	Redelivery of Goods

On the Termination Date, the Lessee must, unless any of the events or circumstances referred to in clause 9.2 have occurred in respect of the Goods, return the Goods to the Lessor in good working order, and in good repair (fair wear and tear excepted) at the Redelivery Location.

16.2	Redelivery of records

The Lessee must provide to the Lessor any Technical Records in the possession, custody or control of the Lessee that relate to any Goods returned to the Lessor in accordance with clause 16.1 at the same time as the Lessee returns the Goods to the Lessor.

16.3	Lessee’s failure to return Goods

(a)	Subject to paragraph (b) and clauses 5.9 and 8.3, if the Lessee fails to return any Goods or the corresponding Technical Records to the Lessor when required to in accordance with the provisions of the Operating Lease Agreement, the Lessor will be entitled to take steps to repossess the Goods and the corresponding Technical Records and for such purposes the Lessor or any person claiming through the Lessor may enter upon the Delivery Location or any premises belonging to or occupied or controlled by the Lessee where the Goods and/ or the Technical Records are located.

(b)	The Lessor agrees that when exercising its rights to repossess Goods in accordance with paragraph (a), the Lessor must take all reasonable precautions to prevent any loss or damage to the Premises. If the Lessor or any person acting on behalf of or at the direction of the Lessor causes loss or damage to the Premises at the time of repossessing the Goods, the Lessor must, at the Lessor’s cost and expense, repair and reinstate the Premises to the condition the Premises were in immediately prior to such loss or damage being caused.

(c)

If the Lessor fails to comply with its requirements pursuant to paragraph (b), the Lessor must, as a separate and independent obligation, indemnify the Lessee, and pay to the Lessee on demand, an amount necessary to enable the Lessee to repair

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and reinstate the Premises to the condition the Premises were in immediately prior to the loss or damage referred to in paragraph (b) being caused.

16.4	Lessor dealing with Goods

At any time after any Goods and / or Technical Records are returned to the Lessor or repossessed by the Lessor in accordance with the provisions of an Operating Lease Agreement, the Lessor may deal with the Goods and /or the Technical Records in its absolute discretion, including selling, re-leasing, re-hiring or re-renting the Goods.

17.	CHANGE OF LAW

17.1	Notice of change of law

If:

(a)	a law or a directive or request (whether or not having the force of law) of any Government Agency not in effect at the date of this Master Operating Lease Agreement; or

(b)	an amendment after the date of this Master Operating Lease Agreement to, or a change after the date of this Master Operating Lease Agreement in the interpretation or application of, a law or a directive or request (whether or not having the force of law) of a Government Agency, makes or will make it illegal in any jurisdiction for the Lessor to fund, provide or maintain the funding of its acquisition, ownership or lease of the Goods or otherwise perform its obligations under the Transaction Documents or the Operating Lease Agreement, the Lessor may give notice (a Change of Law Notice) to the Lessee that it considers that this has happened or that it will happen.

17.2	Early termination after change of law

If the Lessor gives a Change of Law Notice, then on the next Rent Payment Date (or such earlier date as may be required by applicable law on or after the date the Lessor gives the Change in Law Notice) (Change of Law Date):

(a)	the leasing of the Goods will be immediately terminated and the Lease Term will immediately end on the Change of Law Date; and

(b)	the Lessee must pay to the Lessor on the Change of Law Date:

(i)	if the Change of Law Date is a Rent Payment Date, the Rent Instalment and the Maintenance Instalment payable on the Change of Law Date; and

(ii)	if the Change of Law Date is not a Rent Payment Date, that portion of the Rent Instalment and the Maintenance Instalment that would have been due immediately subsequent to the Change of Law Date if the Lease Term had not ended on the Change of Law Date, as is properly attributable to the period from (and including) the Rent Payment Date occurring immediately prior to the Change of Law Date to (and excluding) the Change of Law Date; and

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(iii)	all unpaid Rent Instalments as at the Change of Law Date; and

(iv)	any other amounts in the relevant currencies then due and owing from the Lessee to the Lessor under the Transaction Documents and the Operating Lease Agreement as a result of the termination of the leasing of the Goods pursuant to the Operating Lease Agreement.

18.	VOLUNTARY EARLY TERMINATION

(a)	The Lessee may, by prior written notice to the Lessor, elect to terminate the leasing of the Goods pursuant to the Operating Lease Agreement on any Rent Payment Date occurring more than 90 days after the date of the Lessee’s notice (Voluntary Early Termination Date). The Lessee’s notice is effective when received by the Lessor and, once effective, is irrevocable.

(b)	If the Lessee delivers a notice of termination of the Operating Lease Agreement in accordance with paragraph (a):

(i)	the leasing of the Goods will be immediately terminated and the Lease Term will immediately end on the Voluntary Early Termination Date; and

(ii)	the Lessee must on the Voluntary Early Termination Date pay to the Lessor:

(A)	the Rent Instalment and the Maintenance Instalment payable on the Voluntary Early Termination Date; and

(B)	all unpaid Rent Instalments and Maintenance Instalments as at the Voluntary Early Termination Date; and

(C)	the Termination Value for the Goods calculated as at the Voluntary Early Termination Date, as liquidated damages for the Lessor’s loss of bargain; and

(D)	any other amounts in the relevant currencies then due and owing from the Lessee to the Lessor under the Transaction Documents and the Operating Lease Agreement as a result of the termination of the leasing of the Goods pursuant to the Operating Lease Agreement.

19.	INDEMNITIES AND TAXES

19.1	Lessee Indemnity

Subject to clause 19.2, the Lessee must indemnify the Lessor against, and must pay the Lessor on demand the amount of, all losses, liabilities, expenses (including legal expenses on a full indemnity basis) and Taxes (other than Excluded Taxes) incurred in connection with:

(a)	the Lessor exercising, preserving or enforcing, or attempting to exercise, preserve or enforce, rights in connection with a Transaction Document or the Operating Lease Agreement after the occurrence of any of the events or circumstances described in clause 9.2 with respect to the Goods or after the occurrence of an Event of Default; or

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(b)	any indemnity the Lessor gives a Receiver of the Lessee; or

(c)	the Lessor doing anything the Lessee is required to do under a Transaction Document or the Operating Lease Agreement; or

(d)	the Lessor, without obligation on the Lessor, preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Goods or in securing the release of the Goods; or

(e)	the delivery, redelivery, acceptance, lease, possession, use, storage or operation of the Goods.

19.2	Exceptions

Notwithstanding any other provision set out in any Transaction Document or the Operating Lease Agreement to the contrary, the provisions of clause 19.1 will not apply to, and the Lessee will have no liability pursuant to clause 19.1 to pay and /or indemnify the Lessor in respect of any losses, liabilities, expenses (including legal expenses) and Taxes to the extent that such losses, liabilities, expenses (including legal expenses) or Taxes are suffered, incurred or otherwise arise:

(a)	directly or indirectly from or as a result of the occurrence of a Lessor Event of Default; or

(b)	directly or indirectly from the gross negligence, wilful misconduct or fraud of the Lessor or its directors, officers, employees, contractors, attorneys or agents; or

(c)	directly or indirectly from a failure by the Lessor to pay any amount to a third party which the Lessor is in a position to pay after the Lessor has been put in funds by the Lessee to do so; or

(d)	in any jurisdiction unrelated to the transactions contemplated by the Transaction Documents and the Operating Lease Agreement; or

(e)	directly or indirectly in connection with any transactions unrelated to the transactions contemplated by the Transaction Documents and the Operating Lease Agreement; or

(f)	as operating and overhead losses, liabilities, expenses and Taxes in the ordinary and usual course of business of the Lessor; or

(g)	as a result of the sale, transfer, assignment or other disposition (whether voluntary or involuntary) by the Lessor of the Goods or any interest in the Goods, unless such sale, transfer, assignment or other disposition occurs following the occurrence of an Event of Default; or

(h)	after the expiry of the Lease Term.

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19.3	Lessor Indemnity

Subject to clause 19.4, the Lessor must indemnify the Lessee against, and must pay the Lessee on demand the amount of, all losses, liabilities, expenses (including legal expenses on a full indemnity basis) and Taxes (other than Excluded Taxes) incurred in connection with:

(a)	the Lessee exercising, preserving or enforcing, or attempting to exercise, preserve or enforce, rights in connection with a Transaction Document or the Operating Lease Agreement after the occurrence of any Lessor Event of Default; or

(b)	the Lessee doing anything the Lessor is required to do under a Transaction document or the Operating Lease Agreement; or

(c)	full legal and beneficial title to any Goods not passing from the Lessor to the Lessee free and clear of all Encumbrances and Security Interests in the circumstances contemplated in clause 9.4(c).

19.4	Lessor Indemnity

Notwithstanding any other provision set out in any Transaction Document or the Operating Lease Agreement to the contrary, the provisions of clause 19.3 will not apply to, and the Lessor will have no liability pursuant to clause 19.3 to pay and/or indemnify the Lessee in respect of any losses, liabilities, expenses and Taxes to the extent that such losses, liabilities, expenses or Taxes are suffered, incurred or otherwise arise:

(a)	directly or indirectly from or as a result of the occurrence of an Event of Default; or

(b)	directly or indirectly from the gross negligence, wilful misconduct or fraud of the Lessee or its directors, officers employees, contractors, attorneys or agents; or

(c)	directly or indirectly from a failure by the Lessee to pay any amount to a third party which the Lessee is in a position to pay after the Lessee has been put in funds by the Lessor to do so.

19.5	Goods and Services Tax

(a)	If GST has application to any supply made by the Lessor under or in connection with the Transaction Documents, the Lessor may, in addition to any other consideration expressed as payable elsewhere in the Transaction Documents, recover from the Lessee, an additional amount on account of GST (plus any additional tax, penalty tax, fine or other charge in respect of that GST). The GST amount is to be calculated by multiplying the amount or consideration payable by the Lessee for the relevant supply by the prevailing GST rate. Any additional amount recoverable from the Lessee under this clause must be calculated without any deduction or set off of any other amount and is payable by the Lessee upon demand by the Lessor whether such demand is by means of an invoice or otherwise.

(b)	The Lessor will provide a tax invoice (as denned in the GST Act) to the Lessee in respect of any supply for which it recovers GST from the Lessee under clause 19.5(a).

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19.6	Stamp Duty

The Lessee must indemnify the Lessor against, and must pay the Lessor on demand the amount of, all stamp duty payable on or in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents together with any related interest, penalties, fines and expenses.

20.	DEFAULT INTEREST

20.1	Default interest

(a)	Each party must pay interest on each amount that is not paid by it when due, from (and including) the day on which it falls due to (but excluding) the day on which it is paid in full, at the rate calculated in accordance with paragraph (b). This interest must be paid on demand.

(b)	Interest on an unpaid amount accrues each day in a Default Interest Period at the Default Rate for that Default Interest Period, and is capitalised (if not paid) on the last day of that Default Interest Period.

(c)	This clause does not affect a party’s obligation to pay each amount under this Master Operating Lease Agreement and the Operating Lease Agreement when it is due.

20.2	Interest after judgment

If a liability of a party becomes merged in a judgment or order, the party, as an independent obligation, must pay interest on the amount of that liability to the other party, from (and including) the date of the judgment or order until it is paid in full, at the higher of the rate that applies under the judgment or order and the rate calculated in accordance with clause 20.1.

20.3	Accrual and calculation of interest

Interest under this clause:

(a)	accrues daily; and

(b)	is calculated on the basis of the actual number of days on which interest has accrued and of a 365 day year.

21.	LEGAL WARRANTIES AND LIMITATIONS

(a)	To the extent permitted by law but without prejudice to any rights any party may have as against the supplier and/or manufacturer of Goods:

(i)	all terms which may be implied into this Master Operating Lease Agreement or the Operating Lease Agreement by any applicable law at any time do not apply to, and may not be implied into, this Master Operating Lease Agreement or the Operating Lease Agreement except to the extent that they are included in the express terms of this Master Operating Lease Agreement and/or the Operating Lease Agreement; and

35.

(ii)	without limiting the generality of sub-paragraph (i), all conditions and warranties, express or implied, whether arising by virtue of statute or otherwise, as to the condition, specifications, quality, fitness for purpose or safety of the Goods are negatived and excluded, and the Lessor has made and makes no representation, and gives no warranty or undertaking, in relation to any of these matters.

(b)	The Lessee acknowledges and agrees that it alone is responsible for selecting the Goods and examining the Goods and satisfying itself about the Goods before executing and delivering an Acceptance Certificate in relating to Goods, including satisfying itself as to:

(i)	the Goods compliance with their description;

(ii)	the Goods condition, suitability and fitness for their purposes;

(iii)	the Goods compliance with applicable safety laws (including occupational health and safety laws); and

(iv)	the validity of any supplier’s or manufacturer’s warranties in relation to the Goods.

22.	CONFIDENTIALITY

A party must not disclose any information concerning the contents of, or the transactions contemplated by, any Transaction Document or the Operating Lease Agreement to any person who is not a party, except to the extent that:

(a)	(permitted by documents) the disclosure is expressly permitted by a Transaction Document;

(b)	(consent of other party) the other party consents to the disclosure;

(c)	(public domain) the information is already in the public domain, unless it entered the public domain because of a breach of confidentiality by the party;

(d)	(employees and advisers) the disclosure is made on a confidential basis to the party’s officers, employees, agents, financiers or professional advisers, and is necessary for the party’s business;

(e)	(comply with laws) the disclosure is necessary to comply with any applicable law, or an order of a court or tribunal;

(f)	(comply with directives) the disclosure is necessary to comply with a directive or request of any Government Agency or stock exchange (whether or not having the force of law) so long as a responsible person in a similar position would comply;

(g)	(obtain Authorisations) the disclosure is necessary or desirable to obtain an Authorisation from any Government Agency or stock exchange; or

(h)	(discovery and litigation) the disclosure is necessary or desirable in relation to any discovery of documents, or any proceedings before a court, tribunal, other Government Agency or stock exchange.

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23.	NOTICES

23.1	How to give a notice

Without limiting the means by which service may be effected on a company pursuant to the Companies Act, a notice, consent or other communication under this Master Operating Lease Agreement or the Operating Lease Agreement is only effective if it is :

(a)	in writing, signed by or on behalf of the person giving it;

(b)	addressed to the person to whom it is to be given; and

(c)	served by being:

(i)	left at the address of the person;

(ii)	delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person’s postal address; or

(iii)	sent by fax to the fax number of that person and the machine from which it is sent produces a report that states that it was sent in full.

23.2	When a notice is given

A notice, consent or other communication that complies with this clause is regarded as given and received:

(a)	if any of the requirements of section 436(1) of the Companies Act apply, when those requirements are satisfied; or

(b)	in any other case if it is:

(i)	delivered to a person or left at an address:

(A)	by 5.00 pm (local time in the place of receipt) on a Business Day - on that day; or

(B)	after 5.00 pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day - on the next Business Day;

(ii)	sent by mail - 5 days after it is posted; or

(iii)	sent by fax - on the day following the day on which it was sent.

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23.3	Address for notices

A person’s address, postal address, and fax number are those set out below, or as the person notifies the sender:

Datec (PNG) Limited

Address:	Datec Building, Waigani Drive, Waigani
(PO Box 504, Port Moresby)

Fax number:	325 9066

Attention:	Group General Manager

Bank of South Pacific Limited

Address:	Corner Douglas and Musgrave Streets,
(PO Box 78), Port Moresby

Fax number:	321 1236

Attention:	Financial Controller

24.	AMENDMENT AND ASSIGNMENT

24.1	Amendment

This Master Operating Lease Agreement and the Operating Lease Agreement can only be amended, supplemented, replaced or novated by another document signed by the parties.

24.2	Assignment

Neither party may dispose of, declare a trust over or otherwise create an interest in its rights under a Transaction Document or the Operating Lease Agreement without the prior written consent of the other party.

25.	GENERAL

25.1	Governing law

(a)	This Master Operating Lease Agreement and the Operating Lease Agreement are governed by the law in force in Papua New Guinea.

(b)	Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Papua New Guinea for any proceedings in connection with any Transaction Document or the Operating Lease Agreement, and waives any right it might have to claim that those courts are an inconvenient forum.

25.2	Liability for expenses

(a)	The Lessee must indemnify the Lessor against, and must pay the Lessor on demand the amount of, all Taxes (other than Excluded Taxes) and expenses incurred in connection with:

(i)	the stamping and registration of each Transaction Document; and

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(ii)	any amendment to, or any consent, approval, waiver, release or discharge of or under, any Transaction Document or the Operating Lease Agreement requested by the Lessee, including legal expenses on a full indemnity basis and expenses incurred in engaging consultants.

(b)	Each party is responsible for its own expenses (including legal expenses) incurred in connection with the negotiation, preparation and execution of each Transaction Document.

(c)	The Lessor must indemnify the Lessee against, and must pay the Lessee on demand the amount of, all Taxes (other than Excluded Taxes) and expenses incurred in connection with any amendment to, or any consent, approval, waiver, release or discharge of or under, any Transaction Document or the Operating Lease Agreement requested by the Lessor, including legal expenses on a full indemnity basis and expenses incurred in engaging consultants.

25.3	Giving effect to this Master Operating Lease Agreement

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this Master Operating Lease Agreement and the Operating Lease Agreement.

25.4	Waiver of rights

A right may only be waived in writing, signed by the beneficiary of the right, and:

(a)	no other conduct of the beneficiary of the right (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)	the exercise of a right does not prevent any further exercise of that right or of any other right.

25.5	Operation of the Transaction Documents

(a)	Without prejudice to clause 2.2, the Transaction Documents and the Operating Lease Agreement contain the entire agreement between the parties about their subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by the Transaction Documents and the Operating Lease Agreement and has no further effect.

(b)	Any right that a party may have under a Transaction Document and the Operating Lease Agreement is in addition to, and does not replace or limit, any other right that the party may have.

(c)	Any provision of a Transaction Document or the Operating Lease Agreement that is unenforceable or partly unenforceable is, where possible, to be severed to the

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extent necessary to make the Transaction Document and/or the Operating Lease Agreement, as the case may be, enforceable, unless this would materially change the intended effect of the Transaction Documents and/or the Operating lease Agreement.

25.6	Operation of indemnities

(a)	Each indemnity in the Transaction Documents and the Operating Lease Agreement survives the expiry or termination of the Transaction Documents and the Operating Lease Agreement.

(b)	A party may recover a payment under an indemnity in the Transaction Documents and/or the Operating Lease Agreement before it makes the payment in respect of which the indemnity is given.

25.7	Consents

Where a Transaction Document or the Operating Lease Agreement contemplates that a party may agree or consent to something (however it is described), the party may:

(a)	agree or consent, or not agree or consent, in its absolute discretion; and

(b)	agree or consent subject to conditions,

unless the Transaction Document or the Operating Lease Agreement expressly contemplates otherwise.

25.8	Statements by the Lessor

A statement by an Authorised Representative of the Lessor on any matter relating to any Transaction Document or the Operating Lease Agreement (including any amount owing by the Lessee) is conclusive absent manifest error.

25.9	Set-off

If an Event of Default occurs, the Lessor, without notice to the Lessee, may combine any account that the Lessee holds with the Lessor with, or set off any amount that is or may become owing by the Lessor to the Lessee against, any amount owing by the Lessee to the Lessor under any Transaction Document or the Operating Lease Agreement.

25.10	No merger

Nothing in any Transaction Document or the Operating Lease Agreement merges with any other Security Interest, or any Guarantee, judgment or other right or remedy, that a party may hold at any time.

25.11	Exclusion of contrary legislation

Any legislation that adversely affects an obligation of a party, or the exercise by a party of a right or remedy, under or relating to the Transaction Documents or the Operating Lease Agreement, is excluded to the full extent permitted by law.

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25.12	Inconsistency with other documents

If this Master Operating Lease Agreement or the Operating Lease Agreement is inconsistent with any other document or agreement between the parties, this Master Operating Lease Agreement or the Operating Lease Agreement, as the case may be, prevails to the extent of the inconsistency.

25.13	No advice

Except as expressly set out in any Transaction Document to the contrary, each party acknowledges and agrees that the other party has not made any representation or statements to it as to the accounting, legal or taxation treatment of the Transaction Documents or any Operating Lease Agreement and that it has obtained its own accounting, legal and taxation advice.

25.14	Consideration

Each party acknowledges receipt of good and valuable consideration from the other party:

(a)	on 1 January 2004, for entering into the Original Master Operating Lease Agreement; and

(b)	on 1 January 2004, for entering into each of the Original Operating Lease Agreements; and

(c)	on the date of this Master Operating Lease Agreement, for entering into this Master Operating Lease Agreement.

25.15	Counterparts

This Master Operating Lease Agreement may be executed in counterparts.

25.16	Attorneys

Each person who executes this Master Operating Lease Agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

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SCHEDULE 1

FORM OF SCHEDULE

OPERATING LEASE AGREEMENT – SCHEDULE TO MASTER OPERATING LEASE

AGREEMENT

DATE

PARTIES

Datec (PNG) Limited (Lessor)

Bank of South Pacific Limited (Lessee)

OPERATIVE PROVISIONS

1.	Definitions

Capitalised terms and expressions used in this Schedule and not otherwise defined in this Schedule have the respective meanings given to them in the Master Operating Lease Agreement dated [                     ] 2004 entered into between the Lessor and the Lessee (Master Operating Lease Agreement).

2.	Operating Lease Agreement

The	Lessor and the Lessee acknowledge and agree that:

(a)	[**for good and valuable consideration received by both the Lessor and the Lessee on 1 January 2004, an Operating Lease Agreement came into existence in relation to the Goods particularised in Annexure A to this Schedule on the terms of the Master Operating Lease Agreement and this Schedule];

or

[**for good and valuable consideration received by both the Lessor and the Lessee on the date of this Schedule, with effect from the date of this Schedule, an Operating Lease Agreement comes into existence in relation to the Goods particularised in Annexure A to this Schedule on the terms of the Master Operating Lease Agreement and this Schedule]; and

[**Firstpara to be deleted for Schedules relating to Goods becoming subject to an Operating Lease Agreement only after the Master Operating Lease Agreement is executed. Second paragraph to be deleted for Schedules applying to Existing Goods and existing Operating Lease Agreements]

(b)	the particulars set out in Annexure A to this Schedule apply to the Operating Lease Agreement referred to in paragraph (a).

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3.	Governing law

This Schedule is governed by the law in force in Papua New Guinea.

4.	Counterparts

This Schedule may be executed in counterparts.

5.	Attorneys

Each person who executes this Schedule on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

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